Exhibit 99.1

Statement of the Board of Directors of First Carolina Investors, Inc.

Dated: September 21, 2011

At a meeting of stockholders of First Carolina Investors, Inc. (the “Company”) held on September 21, 2011, stockholders considered the proposal recommended by the Board of Directors of the Company to liquidate and dissolve the Company (the “Liquidation”), pursuant to a Plan of Distribution and Liquidation (the “Plan”).

A majority of the Company’s stockholders approved and adopted the Liquidation and the Plan. Accordingly, the Company will proceed with the Plan as described in the proxy materials presented at the stockholder meeting.

Effective immediately, the Company will not engage in any further business activities, except to wind up its business, transfer its cash assets to stockholders and a liquidating trust (the “Trust”), and convert its portfolio securities to cash for ultimate distribution to stockholders.

The Trust will be established on or about October 7, 2011. The Company expects to make an initial liquidating distribution of cash to stockholders and to the Trust no later than December 31, 2011. The Board of Directors anticipates that these distributions to stockholders and the Trust will be made simultaneously.